Exhibit 10.6
Baldwin Germany GmbH
Joseph-Baur-Strasse 2
Friedberg, Germany 86316
Tel: +49 821 7942 0
Fax: +49 821 7942 222

January 3, 2011

between

Baldwin Germany GmbH
(hereinafter referred to as the “Company” or “BGG”)

and

Dr. Steffen Weisser
(hereinafter referred to as “Managing Director/Vice President - Global Operations”)

Dear Dr. Weisser:

Pursuant to Section 12 of the agreement effective July 1, 2009 between you and BGG which sets forth the terms of your employment as Managing Director of BGG and Vice President Operations of the Baldwin Group (referred to herein as the “Agreement”), the Agreement is hereby amended, effective immediately, as follows:

1.
The Preamble and all other subsequent Paragraphs within the Agreement are all amended to reflect your revised title as Managing Director (“Vorsitzender der Geschaftsfuehrung”) of Baldwin Germany GmbH and Vice President – Global Operations of BTI and all its world-wide operations in Europe, Asia (including Japan) and the Americas (the “Baldwin Global Group”).  Wherever in the agreement the term “Baldwin Group” appears, the term “Baldwin Global Group” shall be substituted therefor.

2.	Section 1, Paragraphs 1 and 2 are deleted in their entirety and replaced with the following new Section 1, Paragraphs 1 and 2:

The Managing Director/Vice President – Global Operations will report directly to the President and CEO of Baldwin Technology Company, Inc. (“BTI”) and as described in detail in the position description provided to you and attached hereto as Exhibit A, shall be responsible for the operational leadership with direct responsibility for manufacturing, engineering, supply chain management, service and installation teams, and parts of the Baldwin Global Group.  The Managing Director/Vice President – Global Operations shall represent the Company and the Baldwin Global Group in compliance with the law, this Contract of Employment, and the directions of BTI, of which BGG is a wholly owned subsidiary.  The Managing Director/Vice President – Global Operations shall also be a member of the Baldwin Leadership Team (BLT).

From time to time, the Company or President and CEO of BTI may change the duties and responsibilities of the Managing Director/Vice President –Global Operations or the location of the Company’s or Baldwin Global Group’s operations by adding to them or subtracting from them.

As so amended by this letter agreement, all other sections of the Agreement shall remain in full force and effect as originally agreed to.

Baldwin Germany Holding GmbH (shareholder of BGG)

By: /s/John P. Jordan_______________________
       John P. Jordan
       Geschaftsfuhrer

AGREED TO AND ACCEPTED:

/s/Dr. Steffen Weisser______________________
Dr. Steffen Weisser

Baldwin Technology Company, Inc.

Title: Vice President – Global Operations
Reports to: President & CEO
Location: Friedberg, Germany

Job Summary & Functions:
Reporting to the CEO, responsible for directing and managing the Company’s global Manufacturing, Engineering, Supply Chain Management, Service and Installation and Parts teams of Baldwin’s world-wide manufacturing operations in Europe, Asia, Japan and the Americas in a manner consistent with established business objectives.

Essential Duties and Responsibilities:

1)	Together with the CEO, develop the Company’s overall strategic direction of the Company. Work with other Baldwin Leadership Team members to align business plans and strategies.

2)
Develop and implement the Company’s annual operating plan, short & long range manufacturing plans, gross margin and operating expense plans in a manner that will enhance and maintain the Company’s overall growth and profit goals.

3)	Right-size the Company’s manufacturing platform and operating cost structure to achieve target returns.

4)
Establish, properly staff, develop and evaluate performance levels of operational units to meet present and long-range plans of the group.  Lead in the management of people safety, quality, cost reduction, product rationalization, global standardization of products and processes, working capital improvements, and service levels.

5)
With market and customer direction provided by Sales and Product Management teams, develop and manufacture product solutions at targeted cost/pricing which will facilitate revenue growth at target margins.  Participate in customer discussions to address customer product and service needs.

6)	Direct and coordinate global operational activities through subordinate supervision; establish annual objectives, provide feedback and performance reviews and align compensation targets.

7)	Manage procurement activities to reduce costs, lower risk, and improve quality of products.

8)	Improve working capital management in accounts payable through procurement terms management, and optimized inventory levels.

9)	Routinely issue reports and analysis, and conducts periodic presentations for the company’s Board of Directors.

Nonessential Duties and Responsibilities:

Perform other operational and Company duties as required.
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